____________________________________________________________________________________________

Fourth Amendment

to

Credit Agreement

Dated as of July 6, 2011

among

Westway Group, Inc.,

As Borrower,

JPMorgan Chase Bank, N.A.,

as Administrative Agent,

and

The Lenders Party Hereto

____________________________________________________________________________________________

Fourth Amendment To Credit Agreement

THIS Fourth Amendment to Credit Agreement (this "Fourth Amendment") dated as of July 6, 2011, is among Westway Group, Inc., a Delaware corporation (the "Borrower"); each Guarantor (together with the Borrower, each an "Obligor"); each of the Lenders party hereto; and JPMorgan Chase Bank, N.A. (in its individual capacity, "JPMorgan"), as administrative agent for the Lenders (in such capacity, together with its successors in such capacity, the "Administrative Agent").

R E C I T A L S

A. The Borrower, the Administrative Agent and the Lenders are parties to that certain Credit Agreement dated as of November 12, 2009 (as amended by the First Amendment to Credit Agreement dated as of June 22, 2010, the Second Amendment to Credit Agreement dated as of November 5, 2010 and the Third Amendment to Credit Agreement dated as of December 13, 2010, the "Credit Agreement"), pursuant to which the Lenders have made certain credit available to and on behalf of the Borrower.

B. The Borrower has requested and the Administrative Agent and the Lenders have agreed to amend certain provisions of the Credit Agreement.

C. NOW, THEREFORE, to induce the Administrative Agent and the Lenders to enter into this Fourth Amendment and in consideration of the premises and the mutual covenants herein contained, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

    Defined Terms. Each capitalized term used herein but not otherwise defined herein has the meaning given such term in the Credit Agreement, as amended by this Fourth Amendment. Unless otherwise indicated, all section references in this Fourth Amendment refer to sections of the Credit Agreement.

    Amendments to Credit Agreement.

      Amendments to Section 1.01.

        The following definitions are hereby amended to read as follows:

        "Agreement" means this Credit Agreement, as amended by the First Amendment, the Second Amendment, the Third Amendment, and the Fourth Amendment, and as the same may from time to time be amended, modified, supplemented or restated.

        "Applicable Margin" means, for any day, with respect to any Eurodollar Loan or ABR Loan, as the case may be, the applicable rate per annum set forth below under the caption "Eurodollar Spread" or "ABR Spread", as the case may be, based upon the Consolidated Total Leverage Ratio as of the most recent determination date, provided that until the delivery to the Administrative Agent of the Borrower's consolidated financial information pursuant to Section 8.01(a) or (b) and the certificate required by Section 8.01(e), for the Borrower's fiscal quarter ending June 30, 2011, the "Applicable Margin" shall be the applicable rate per annum set forth below in Category 4:

Consolidated Total Leverage Ratio	Eurodollar Spread	ABR Spread
Category 1 ≥ 3.25 to 1.0	3.00%	2.00%
Category 2 < 3.25 to 1.0 but ≥ 2.75 to 1.0	2.75%	1.75%
Category 3 < 2.75 to 1.0 but ≥ 2.25 to 1.0	2.50%	1.50%
Category 4 < 2.25 to 1.0	2.25%	1.25%

        For purposes of the foregoing, (1) the Applicable Margin shall be determined as of the end of each fiscal quarter of the Borrower based upon the Borrower's annual or quarterly consolidated financial statements delivered pursuant to Section 8.01(a) or (b) and certificates required by Section 8.01(e) and (2) each change in the Applicable Margin resulting from a change in the Consolidated Total Leverage Ratio shall be effective during the period commencing on and including the date of delivery to the Administrative Agent of such consolidated financial statements and certificates indicating such change and ending on the date immediately preceding the effective date of the next such change, provided that the Consolidated Total Leverage Ratio shall be deemed to be in Category 1 (A) at any time that an Event of Default has occurred and is continuing or (B) at the option of the Administrative Agent or at the request of the Majority Lenders if the Borrower fails to deliver the annual or quarterly consolidated financial statements and certificates required to be delivered by it pursuant to Section 8.01(a) or (b) and Section 8.01(e), during the period from the expiration of the time for delivery thereof until such consolidated financial statements and certificates are delivered.

        "Commitment" means, with respect to each Lender, the commitment of such Lender to make Revolving Loans or Swing Line Loans and to acquire participations in Letters of Credit and Swing Line Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender's Revolving Credit Exposure hereunder, as such commitment may be (a) modified from time to time pursuant to Section 2.06 and (b) modified from time to time pursuant to assignments by or to such Lender pursuant to Section 12.04(a). The aggregate amount of the Lenders' Commitments on the Effective Date is One Hundred Seventy Five Million Dollars ($175,000,000). The amount of each Lender's Commitment on the Fourth Amendment Effective Date is set forth on Annex I hereto. The aggregate amount of the Lenders' Commitments on the Fourth Amendment Effective Date is Two Hundred Million Dollars ($200,000,000).

        "Consolidated Interest Coverage Ratio" means, as of the last day of any fiscal quarter, Adjusted Consolidated EBITDA for the period of four-fiscal quarters then ending to Consolidated Interest Expense for such period.

        "Maturity Date" means July 6, 2015.

        The following definitions are hereby added where alphabetically appropriate to read as follows:

      "Adjusted Consolidated EBITDA" means, for any period of determination, Consolidated EBITDA for such period minus the aggregate amount of all cash dividends and cash distributions made by the Borrower with respect to any Equity Interests in the Borrower (including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests) during such period.

      "Fourth Amendment" means that certain Fourth Amendment to Credit Agreement, dated as of July 6, 2011, among the Borrower, the Guarantors, the Administrative Agent and the Lenders party thereto.

      "Fourth Amendment Effective Date" means July 6, 2011.

      Amendment to Section 2.06(d). Section 2.06(d)(ii)(A) is hereby amended by replacing the reference to "$200,000,000" therein with "$250,000,000".

      Amendment to Section 3.05(a). Section 3.05(a) is hereby amended by replacing the reference to "0.625%" in the first sentence thereof with "0.50%".

      Amendment to Section 9.01(a). Section 9.01(a) is hereby amended to read:

      "(a) Consolidated Total Leverage Ratio. The Borrower will not, as of the last day of any fiscal quarter, permit its Consolidated Total Leverage Ratio to exceed 3.75 to 1.0."

      Amendment to Section 9.04. Section 9.04 is hereby amended by deleting the word "and" at the end of clause (b) thereof, replacing the period at the end of clause (c) thereof with "; and", and by adding a new clause (d) that reads as follows:

      "(d) so long as both before and immediately after giving effect thereto, no Default or Event of Default has occurred and is continuing or would result therefrom, the Borrower may declare and pay dividends of cash, Equity Interests or any combination thereof to the holders of its common and preferred stock, provided that (i) the amount of cash paid or payable does not to exceed in any fiscal year of the Borrower, an amount equal to 50% of Consolidated Net Income for the previous fiscal year of the Borrower and (ii) the Equity Interests paid or payable do not include Disqualified Capital Stock."

      Amendment and Restatement of Annex I. Annex I of the Credit Agreement is hereby amended and restated in its entirety to read as set forth on the attached Annex I.

    Conditions Precedent. This Fourth Amendment shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 12.02 of the Credit Agreement) (the "Fourth Amendment Effective Date"):

      The Administrative Agent, the Arranger and the Lenders shall have received all fees and other amounts due and payable in connection with this Fourth Amendment on or prior to the Fourth Amendment Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower (including, without limitation, the fees and expenses of Vinson & Elkins LLP, counsel to the Administrative Agent).

      The Administrative Agent shall have received from all of the Lenders, the Borrower and the Guarantors, counterparts (in such number as may be requested by the Administrative Agent) of this Fourth Amendment signed on behalf of such Person.

      The Administrative Agent shall have received a certificate of the Secretary or an Assistant Secretary of each Loan Party setting forth (i) resolutions of its board of directors (or its equivalent) with respect to the authorization of such Loan Party to execute and deliver this Fourth Amendment and each Security Instrument referred to in Section 3.5 below to which it is a party, (ii) the officers of such Loan Party who are authorized to sign the Fourth Amendment and such Security Instruments, (iii) specimen signatures of such authorized officers, and (iv) the Organization Documents of such Loan Party, certified as being true and complete. The Administrative Agent and the Lenders may conclusively rely on such certificate until the Administrative Agent receives notice in writing from such Loan Party to the contrary.

      The Administrative Agent shall have received duly executed Notes payable to the order of each Lender that has requested a Note in a principal amount equal to its Commitment after giving effect to this Fourth Amendment, dated as of the date hereof.

      The Administrative Agent shall have received from each party thereto duly executed counterparts (in such number as may be requested by the Administrative Agent) of the following Security Instruments:

        First Amendment to Deed of Trust, Security Agreement, Fixture Filing and Assignment of Leases and Rents dated as of July 6, 2011 by and between Westway Feed Products LLC and the Administrative Agent;

        First Amendment to Leasehold Deed of Trust, Security Agreement, Fixture Filing and Assignment of Leases and Rents dated as of July 6, 2011 by and between Westway Terminal Company LLC and the Administrative Agent, which amends the document recorded on February 12, 2010 in the official records of Harris County, Texas as Instrument No. 20100056614;

        First Amendment to Leasehold Deed of Trust, Security Agreement, Fixture Filing and Assignment of Leases and Rents dated as of July 6, 2011 by and between Westway Terminal Company LLC and the Administrative Agent, which amends the document recorded on February 12, 2010 in the official records of Harris County, Texas as Instrument No. 20100056612;

        First Amendment to Deed of Trust, Security Agreement, Fixture Filing and Assignment of Leases and Rents dated as of July 6, 2011 by and between Westway Terminal Company LLC and the Administrative Agent;

        First Amendment To Open-End Mortgage, Security Agreement, Fixture Filing, and Assignment of Leases and Rents dated as of July 6, 2011 by and between Westway Terminal Cincinnati LLC and the Administrative Agent;

        First Amendment to Leasehold Deed of Trust, Security Agreement, Fixture Filing and Assignment of Leases and Rents dated as of July 6, 2011 by and between Westway Terminal Company LLC and the Administrative Agent, which amends the document recorded on February 12, 2010 in the official records of Grays Harbor County, Washington as Instrument No. 2010-02120013; and

        First Amendment To Open-End Mortgage, Security Agreement, Fixture Filing, and Assignment of Leases and Rents dated as of July 6, 2011 by and between Westway Feed Products LLC and the Administrative Agent (the agreements described in Section 3.5(a) through (g), collectively, the "Mortgage Amendments").

      The Administrative Agent shall have received an opinion of (i) Stone Pigman Walther Wittmann L.L.C., special counsel to the Borrower, and (ii) local counsel in any jurisdictions requested by the Administrative Agent, in each case, in form and substance satisfactory to the Administrative Agent.

      No Default shall have occurred and be continuing as of the date hereof, after giving effect to the terms of this Fourth Amendment.

    The Administrative Agent is hereby authorized and directed to declare this Fourth Amendment to be effective when it has received documents confirming or certifying, to the satisfaction of the Administrative Agent, compliance with the conditions set forth in this Section 3 or the waiver of such conditions as permitted hereby. Such declaration shall be final, conclusive and binding upon all parties to the Credit Agreement for all purposes.

    Miscellaneous.

      Commitments. In connection therewith, to the extent that the Commitments in effect immediately prior to the Fourth Amendment Effective Date are reallocated (the "Reallocation"), then, on the Fourth Amendment Effective Date, the Lenders shall purchase and assume (without recourse or warranty) from the Lenders (i) Revolving Loans, to the extent that there are any Revolving Loans then outstanding, and (ii) undivided participation interests in any outstanding LC Exposure and Swingline Exposure, in each case, to the extent necessary to ensure that after giving effect to the Reallocation, each Lender has outstanding Revolving Loans and participation interests in outstanding LC Exposure and Swingline Exposure equal to its Applicable Percentage of the Commitments. Each Lender shall make any payment required to be made by it pursuant to the preceding sentence via wire transfer to the Administrative Agent on the Fourth Amendment Effective Date. Each existing Lender shall be automatically deemed to have assigned any outstanding Revolving Loans on the Fourth Amendment Effective Date and the existing Lenders, each new Lender and the Borrower each agree to take any further steps reasonably requested by the Administrative Agent, in each case to the extent deemed necessary by the Administrative Agent to effectuate the provisions of the preceding sentences. If, on the Fourth Amendment Effective Date, any Revolving Loans that are Eurodollar Loans have been funded, then the Borrower shall be obligated to pay any breakage fees or costs that are payable pursuant to Section 5.02 of the Credit Agreement, as amended by this Fourth Amendment, in connection with the reallocation of such outstanding Revolving Loans to effectuate the provisions of this paragraph.

      Consent to Mortgage Amendments. Each Lender party hereto hereby consents to the amendments to the Security Instruments evidenced by the Mortgage Amendments.

      Confirmation. The provisions of the Credit Agreement, as amended by this Fourth Amendment, shall remain in full force and effect following the effectiveness of this Fourth Amendment. The parties agree that this Fourth Amendment is a Loan Document.

      Ratification and Affirmation; Representations and Warranties. Each Obligor hereby acknowledges the terms of this Fourth Amendment; ratifies and affirms its obligations under, and acknowledges, renews and extends its continued liability under, each Loan Document to which it is a party and agrees that each Loan Document to which it is a party remains in full force and effect, except as expressly amended hereby, notwithstanding the amendments contained herein; and represents and warrants to the Lenders that as of the date hereof, after giving effect to the terms of this Fourth Amendment: (i) all of the representations and warranties contained in each Loan Document to which it is a party are true and correct, except to the extent any such representations and warranties are expressly limited to an earlier date, in which case, such representations and warranties shall continue to be true and correct as of such specified earlier date, (ii) no Default or Event of Default has occurred and is continuing and (iii) no event or events have occurred which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

      Counterparts. This Fourth Amendment may be executed by one or more of the parties hereto in any number of separate counterparts, and all of such counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of this Fourth Amendment by email or facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.

      No Oral Agreement. This Fourth Amendment, the Credit Agreement and the other Loan Documents executed in connection herewith and therewith represent the final agreement between the parties and may not be contradicted by evidence of prior, contemporaneous, or unwritten oral agreements of the parties. There are no subsequent oral agreements between the parties.

      GOVERNING LAW. THIS FOURTH AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

      Payment of Expenses. In accordance with Section 12.03 of the Credit Agreement, as amended by this Fourth Amendment, the Borrower agrees to pay or reimburse the Administrative Agent for all of its reasonable out-of-pocket costs and reasonable expenses incurred in connection with this Fourth Amendment, any other documents prepared in connection herewith and the transactions contemplated hereby, including, without limitation, the reasonable fees and disbursements of counsel to the Administrative Agent.

      Severability. Any provision of this Fourth Amendment which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

      Successors and Assigns. This Fourth Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

IN WITNESS WHEREOF, the parties hereto have caused this Fourth Amendment to be duly executed as of the date first written above.

BORROWER:

WESTWAY GROUP, INC.

By: /s/ Thomas A. Masilla, Jr.

Name: Thomas A. Masilla, Jr.

Title: Chief Financial Officer

GUARANTORS:

WESTWAY TERMINAL COMPANY LLC

By: /s/ Thomas A. Masilla, Jr.

Name: Thomas A. Masilla, Jr.

Title: Chief Financial Officer

WESTWAY TERMINAL CINCINNATI LLC

By: /s/ Thomas A. Masilla, Jr.

Name: Thomas A. Masilla, Jr.

Title: Authorized Representative

WESTWAY FEED PRODUCTS LLC

By: /s/ Thomas A. Masilla, Jr.

Name: Thomas A. Masilla, Jr.

Title: Chief Financial Officer

WESTWAY HOLDINGS INTERNATIONAL, LLC

By: /s/ Thomas A. Masilla, Jr.

Name: Thomas A. Masilla, Jr.

Title: Secretary

WESTWAY INTERNATIONAL HOLDINGS, INC.

By: /s/ Thomas A. Masilla, Jr.

Name: Thomas A. Masilla, Jr.

Title: Authorized Representative

ADMINISTRATIVE AGENT:

JPMORGAN CHASE BANK, N.A., as Administrative Agent and Swing Line Lender

By: /s/ Kathryn G. Broussard

Name: Kathryn G. Broussard

Title: Senior Vice President

LENDERS:

JPMORGAN CHASE BANK, N.A.

By: /s/ Kathryn G. Broussard

Name: Kathryn G. Broussard

Title: Senior Vice President

REGIONS BANK

By: /s/ Scott J. Sarrat

Name: Scott J. Sarrat

Title: Vice-President

CAPITAL ONE, N.A.

By: /s/ Kiel Johnson

Name: Kiel Johnson

Title: AVP

COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A., "RABOBANK NEDERLAND", NEW YORK BRANCH

By: /s/ Robert M. Mandula

Name: ROBERT M. MANDULA

Title: Managing Director

By: /s/ Izurni Fukushima

Name: Izumi Fukushima

Title: Executive Director

SUNTRUST BANK

By: /s/ Carmen Malizia

Name: Carmen Malizia

Title: Vice President

COMPASS BANK

By: /s/ Stuart Murray

Name: Stuart Murray

Title: Senior Vice President

WHITNEY NATIONAL BANK, whose interest is now held by Whitney Bank, a Louisiana state chartered bank, formerly known as Hancock Bank of Louisiana, successor by merger to Whitney National Bank

By: /s/ Eric B. Goebel

Name: Eric B. Goebel

Title: Vice-President

COBANK ACB

By: /s/ Milt Whipple

Name: Milt Whipple

Title: Vice President Agri Business Banking

ANNEX I
LIST OF COMMITMENTS

Name of Lender	Commitment	Applicable Percentage
JPMorgan Chase Bank, N.A.	$31,000,000.00	15.50%
Rabobank Nederland	$29,000,000.00	14.50%
Regions Bank	$29,000,000.00	14.50%
SunTrust Bank	$29,000,000.00	14.50%
Capital One, N.A.	$25,000,000.00	12.50%
Compass Bank	$25,000,000.00	12.50%
Whitney National Bank	$20,000,000.00	10.00%
CoBank ACB	$12,000,000.00	6.00%

TOTAL	$200,000,000	100.00%